Filed Pursuant to Rule 424(b)(5)

Registration No. 333-280602

Prospectus

Up to 35,000,000 Shares of Common Stock

This prospectus relates to the offer and sale from time to time by Keystone Capital Partners, LLC (“Keystone” or the “Selling Stockholder”) of up to 35,000,000 shares of Common Stock, par value $0.005 per share (the “Common Stock”), that have been or may be issued by us to Keystone pursuant to that certain Common Stock Purchase Agreement, dated as of June 11, 2024, by and between us and Keystone (the “Purchase Agreement”), establishing an equity line of credit (the “Keystone Committed Equity Financing”). Such shares of our Common Stock include (a) up to 33,583,333 shares of Common Stock that we may elect, in our sole discretion, to issue and sell to Keystone, from time to time from and after the Commencement Date under the Purchase Agreement, and subject to applicable stock exchange rules and (b) up to 1,416,667 shares of Common Stock (the “Commitment Shares”) that have been or will be issued to Keystone as consideration for it entering into the Purchase Agreement.

The actual number of shares of our Common Stock issuable will vary depending on the then-current market price of shares of our Common Stock sold to the Selling Securityholder under the Purchase Agreement, but will not exceed the number set forth in the preceding sentences unless we file an additional registration statement under the Securities Act of 1933, as amended (the “Securities Act”), with the U.S. Securities and Exchange Commission (SEC), See “The Keystone Equity Financing” for a description of the Purchase Agreement and “Selling Securityholder” for additional information regarding Keystone.

The Selling Securityholder may offer, sell or distribute all or a portion of the shares of our Common Stock acquired under their respective Purchase Agreement and hereby registered publicly or through private transactions at prevailing market prices or at negotiated prices. We will bear all costs, expenses and fees in connection with the registration of the shares of our Common Stock, including with regard to compliance with state securities or “blue sky” laws. The timing and amount of any sales are within the sole discretion of the Selling Securityholder. The Selling Securityholder is an underwriter under the Securities Act with respect to the resale of shares held by the Selling Securityholder. Although Keystone is obligated to purchase shares of our Common Stock under the terms and subject to the conditions and limitations of the Purchase Agreement to the extent we choose to sell such shares of our Common Stock to it (subject to certain conditions), there can be no assurances that we will choose to sell any shares of our Common Stock to Keystone, or that Keystone will sell any or all of the shares of our Common Stock, if any, purchased under the Purchase Agreement pursuant to this prospectus. The Selling Securityholder will bear all commissions and discounts, if any, attributable to its sale of shares of our Common Stock. See “Plan of Distribution.”

We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of the shares of our Common Stock by the Selling Securityholder. We may receive up to $10.0 million in aggregate gross proceeds from Keystone under the Purchase Agreement in connection with sales of the shares of our Common Stock pursuant to the Purchase Agreement after the date of this prospectus. However, the actual proceeds from Keystone may be less than this amount depending on the number of shares of our Common Stock sold and the price at which the shares of our Common Stock are sold.

This prospectus provides you with a general description of such securities and the general manner in which the Selling Stockholder may offer or sell the securities. More specific terms of any securities that the Selling Securityholder may offer or sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the securities being offered and the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus.

You should read this prospectus and any prospectus supplement or amendment carefully before you invest in our securities.

Our Common Stock is listed on NYSE American under the symbol “ENSV.” On June 27, 2024, the last quoted sale price for the shares of our Common Stock as reported on the NYSE American was $0.215 per share.

Investing in our Common Stock involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risk factors that are referenced on page 6 of this prospectus under the caption “Risk Factors” and set forth in the documents incorporated by reference into this prospectus.

Neither the SEC nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 12, 2024

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ABOUT THIS PROSPECTUS

The registration statement on Form S-1 of which this prospectus forms a part and that we have filed with the U.S. Securities and Exchange Commission (the “SEC”), includes exhibits that provide more detail of the matters discussed in this prospectus. You should read this prospectus and the related exhibits filed with the SEC, together with the additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information contained in this prospectus and the related exhibits, any prospectus supplement or amendment thereto, or to which we have referred you, before making your investment decision. Neither we, nor the selling stockholder named herein (the “Selling Stockholder”), nor any financial advisor engaged by us or the Selling Stockholder in connection with this offering, have authorized anyone to provide you with additional information or information different from that contained in this prospectus. Neither the delivery of this prospectus nor the sale of our securities means that the information contained in this prospectus is correct after the date of this prospectus.

You should not assume that the information contained in this prospectus, any prospectus supplement or amendments thereto, as well as information we have previously filed with the SEC, is accurate as of any date other than the date on the front cover of the applicable document. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so.

The Selling Stockholder is not offering to sell or seeking offers to purchase these securities in any jurisdiction where the offer or sale is not permitted. Neither we nor the Selling Stockholder have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the jurisdiction of the United States who come into possession of this prospectus are required to inform themselves about and to observe any restrictions relating to this offering and the distribution of this prospectus applicable to that jurisdiction.

No person is authorized in connection with this prospectus to give any information or to make any representations about us, the securities offered hereby or any matter discussed in this prospectus, other than the information and representations contained in this prospectus. If any other information or representation is given or made, such information or representation may not be relied upon as having been authorized by us. To the extent there is a conflict between the information contained in this prospectus and any prospectus supplement having a later date, the statement in the prospectus supplement having the later date modifies or supersedes the earlier statement.

If required, each time the Selling Stockholder offers shares of Common Stock, we will provide you with, in addition to this prospectus, a prospectus supplement that will contain specific information about the terms of that offering. We may also authorize the Selling Stockholder to use one or more free writing prospectuses to be provided to you that may contain material information relating to that offering. We may also use a prospectus supplement and any related free writing prospectus to add, update or change any of the information contained in this prospectus or in documents we have incorporated by reference. This prospectus, together with any applicable prospectus supplements, any related free writing prospectuses and the documents incorporated by reference into this prospectus, includes all material information relating to this offering. To the extent that any statement that we make in a prospectus supplement is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in a prospectus supplement. Please carefully read both this prospectus and any prospectus supplement together with the additional information described below under the section entitled “Incorporation of Certain Information by Reference” before buying any of the securities offered.

Unless the context otherwise requires, the terms “Enservco,” “the Company,” “we,” “us” and “our” refer to Enservco Corporation.

Unless otherwise indicated, information contained in this prospectus or incorporated by reference herein concerning our industry and the markets in which we operate is based on information from independent industry and research organizations, other third-party sources (including industry publications, surveys and forecasts), and management estimates. Management estimates are derived from publicly available information released by independent industry analysts and third-party sources, as well as data from our internal research, and are based on assumptions made by us upon reviewing such data and our knowledge of such industry and markets, which we believe to be reasonable. Although we believe the data from these third-party sources is reliable, we have not independently verified any third-party information. In addition, projections, assumptions and estimates of the future performance of the industry in which we operate and our future performance are necessarily subject to uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

We make forward-looking statements in this prospectus, including in the documents incorporated by reference herein. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “should,” “would,” “could,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential” or “continue,” and the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to known and unknown risks, uncertainties and assumptions about us, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements, including but not limited to, risks and uncertainties described under “Risk Factors” in this prospectus and the risk factors set forth in the documents incorporated by reference in this prospectus.

We operate in an evolving environment. New risks and uncertainties emerge from time to time, and it is not possible for our management to predict all risks and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. Other than as required under securities laws, we do not assume a duty to update these forward-looking statements, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.

Forward-looking statements include, but are not limited to, statements about:

●	Our ability to obtain equity financing that, when combined with conversion of certain convertible notes and equity issuances, is sufficient to maintain our listing on the NYSE American exchange;
●	Our ability to close on the pending Buckshot Trucking LLC acquisition and our related ability to increasingly transition to a logistics business;
●	Our ability to obtain working capital on a timely basis in order to accommodate our business demands;
●	Our capital requirements and uncertainty of obtaining additional funding, whether equity or debt, on terms acceptable to us;
●

Constraints on us as a result of our indebtedness, including restrictions imposed on us under the terms of our Utica Equipment Financing agreement and our ability to generate sufficient cash flows to repay our debt obligations and other payables;

●

Excessive fluctuations in the prices for crude oil and natural gas and uncertainties in global crude markets which could likely result in exploration and production companies cutting back their capital expenditures for oil and gas well drilling which in turn would result in significantly reduced demand for our drilling completion services, thereby negatively affecting our revenues and results of operations;

●	Competition for the services we provide in our areas of operations, which has increased significantly due to the recent increases in prices for crude oil and natural gas;
●

Our ability to implement price increases to maintain or improve operating margins, which are dependent upon market and other factors beyond our control including the increased cost of labor, services, supplies, and materials due to persistent inflation;

●	Further interest rate increases could increase the cost of our variable rate indebtedness;
●	Weather and environmental conditions, including the potential of abnormally warm winters in our areas of operations that adversely impact demand for our completion services;
●

The impact of general economic conditions and supply chain shortages on the demand for oil and natural gas and the availability of capital which may impact our ability to perform services for our customers;

●	The geographical diversity of our operations which adds significantly to our costs of doing business;
●	Our ability to diversify our business operations by finding successful merger candidates, especially in the logistics segment;
●	Our ability to successfully incorporate any potential merged company into our business;
●	Our history of losses and working capital deficits which, at times, have been significant;
●	Our ability to continue as a going concern;
●	Our ability to retain key members of our senior management and key technical employees;
●	Our ability to attract and retain employees, especially in our critical heating season, given tight labor markets;
●

The impact of environmental, health and safety and other governmental regulations, and of current or pending legislation or regulations, including pandemic related mandates, with which we and our customers must comply;

●	Reductions of leased federally owned property for oil exploration and production in addition to increased state and local regulations on drilling activity;
●	Developments in the global economy as well as any further pandemic risks and resulting demand and supply for oil and natural gas;
●	The risk of cyberattacks;
●	Risks relating to any unforeseen liabilities;
●	Federal and state initiatives and legislation relating to the regulation of hydraulic fracturing, oil well royalty rates, and higher oil well bonding requirements;
●	The price and volume volatility of our Common Stock;
●	Our ability to remediate any material weakness in, or to maintain effective, internal controls over financial reporting and disclosure controls and procedures;
●	Litigation which could lead us to incur significant liabilities and costs or harm our reputation; and
●	Other risks and uncertainties, including those listed under the section "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2023.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in or incorporated by reference into this prospectus. This summary does not contain all of the information that you should consider before deciding to invest in our securities. You should carefully read this entire prospectus and the documents and reports incorporated by reference into this prospectus before making an investment decision, including the information presented under the headings “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in this prospectus and the historical condensed consolidated financial statements and the notes thereto incorporated by reference into this prospectus. In this prospectus, the terms “Enservco,” “Enservco Corporation,” “the Company,” “we,” “our,” “ours” and “us” refer to Enservco Corporation and its subsidiaries.

Overview

Enservco through its wholly owned subsidiary provides various services to the domestic onshore oil and natural gas industry. These services include hot oiling and acidizing ("Production Services") and frac water heating ("Completion and Other Services").

Corporate Structure

Our business operations are currently conducted through our wholly owned subsidiary, Heat Waves Hot Oil Service LLC ("Heat Waves"), a Colorado limited liability company. We provide various services to the domestic onshore oil and natural gas industry. These services include hot oiling and acidizing ("Production Services") and frac water heating ("Completion and Other Services") and will expand to include logistics pending our anticipated acquisition of Buckshot Trucking LLC.

Overview of Business Operations

Our business operations are conducted through our wholly owned subsidiary, Heat Waves Hot Oil Service LLC ("Heat Waves"), a Colorado limited liability company. We own and operate a fleet of specialized trucks, trailers, frac tanks and other well-site related equipment and serve customers in several major domestic oil and gas producing areas, including the DJ Basin/Niobrara area in Colorado and Wyoming, the San Juan Basin in northwestern New Mexico, the Marcellus and Utica Shale areas in Pennsylvania and Ohio, the Jonah area, Green River and Powder River Basins in Wyoming, and the Eagle Ford Shale and East Texas Oilfield in Texas.

The Company’s corporate offices are located at 14133 County Road 9 1/2, Longmont, CO 80504. Our telephone number is (303) 333-3678. Our website is www.enservco.com.

We currently provide a range of services to owners and operators of oil and natural gas wells in two primary segments; productions services ("Production Services") and completion and other services ("Completion and Other Services").

The Company's Production Services segment consists of hot oiling services, acidizing, and pressure testing. Production Services operations are currently in Colorado, Wyoming, Montana, Pennsylvania, West Virginia, Ohio and Texas.

The Company's Completion and Other Services segment consists of frac water heating and other services. Completion and Other Services operations are currently in Colorado, Wyoming, New Mexico, Pennsylvania, West Virginia, and Ohio.

RECENT DEVELOPMENTS

Buckshot Purchase Agreement

In March 2024, the Company entered into a Membership Interest Purchase Agreement (the “Buckshot Purchase Agreement”), pursuant to which the Company has agreed to acquire Buckshot Trucking LLC, a Colorado-based logistics company (“Buckshot”), for $5,000,000 (the “Base Amount”), subject to a net working capital adjustment, plus up to $500,000, in the form of our Common Stock, contingent upon satisfaction of certain conditions set forth in the Buckshot Purchase Agreement. The Base Amount consists of $3,750,000 in cash and $1,250,000 in shares of our Common Stock based on the volume-weighted average of our Common Stock for the 10-day period immediately preceding the closing date.

The issuance of our Common Stock pursuant to the Buckshot Purchase Agreement is subject to the prior approval or consent of the holders of a majority of the outstanding shares of our Common Stock. On June 25, 2024, the Company obtained a written consent of a majority of our stockholders in lieu of a special meeting of stockholders to approve the issuance of Common Stock pursuant to the Buckshot Purchase Agreement and, in accordance with SEC rules, the Company will provide stockholders an Information Statement to inform them of the actions taken by written consent. The Company expects to close on the acquisition of Buckshot approximately 20 days following the distribution date of the Information Statement.

Keystone Purchase Agreement

On June 11, 2024, the Company entered into a Purchase Agreement with Keystone , pursuant to which the Company has the right, but not the obligation, to sell to Keystone, and Keystone is obligated to purchase, up to the lesser of $10.0 million of newly issued shares of the Company’s Common Stock, and 7,310,000 shares of Common Stock, representing 19.99% of the total number of shares of Common Stock outstanding immediately prior to the execution of the Purchase Agreement (the “Exchange Cap”); provided, however, that such limitations will not apply if we obtain stockholder approval to issue additional shares of Common Stock. On June 25, 2024, holders of a majority of the issued and outstanding Common Stock approved, for purposes of applicable NYSE American rules, by written consent in lieu of a special meeting, the issuance of shares in excess of the Exchange Cap under the Purchase Agreement and, in accordance with SEC rules, the Company will provide stockholders an Information Statement to inform them of the actions taken by written consent. Accordingly, we have reserved 35,000,000 shares of Common Stock for issuance under the Purchase Agreement and resale pursuant to this prospectus.

The Company does not have a right to commence any sales of Common Stock to Keystone under the Purchase Agreement until the time when all of the conditions to the Company’s right to commence sales of Common Stock to Keystone set forth in the Purchase Agreement have been satisfied, including that a registration statement covering the resale of such shares is declared effective by the SEC and the final form of prospectus is filed with the SEC (the “Commencement Date”). Over the 36-month period from and after the Commencement Date, the Company will control the timing and amount of any sales of Common Stock to Keystone. Actual sales of shares of Common Stock to Keystone under the Purchase Agreement will depend on a variety of factors to be determined by the Company from time to time, including, among others, market conditions, the trading price of the Common Stock and determinations by us as to the appropriate sources of funding and the Company’s operations.

At any time from and after the Commencement Date, on any business day on which the closing sale price of the Common Stock is equal to or greater than $0.10 (the “Purchase Date”), the Company may direct Keystone to purchase a specified number of shares of Common Stock (a “Fixed Purchase”) not to exceed 100,000 shares at a purchase price equal to the lesser of 92.5% of (i) the daily volume weighted average price (the “VWAP”) of the Common Stock for the five trading days immediately preceding the applicable Purchase Date for such Fixed Purchase and (ii) the lowest sale price of a share of Common Stock on the applicable Purchase Date for such Fixed Purchase during the full trading day on such applicable Purchase Date.

In addition, at any time from and after the Commencement Date, on any business day on which the closing sale price of the Common Stock is equal to or greater than $0.10 and such business day is also the Purchase Date for a Fixed Purchase of an amount of shares of Common Stock not less than the applicable Fixed Purchase Maximum Amount (as defined in the Purchase Agreement) (the “VWAP Purchase Date”), the Company may also direct Keystone to purchase, on the immediately following business day, an additional number of shares of Common Stock in an amount up to the Maximum VWAP Purchase Amount (as defined in the Purchase Agreement) (a “VWAP Purchase”) at a purchase price equal to the lesser of 92.5% of (i) the closing sale price of the Common Stock on the applicable VWAP Purchase Date and (ii) the VWAP during the period on the applicable VWAP Purchase Date beginning at the opening of trading and ending at the VWAP Purchase Termination Time (as defined in the Purchase Agreement). At any time from and after the Commencement Date, on any business day that is also the VWAP Purchase Date for a VWAP Purchase, the Company may also direct Keystone to purchase, on such same business day, an additional number of shares of Common Stock in an amount up to the Maximum Additional VWAP Purchase Amount (as defined in the Purchase Agreement) (an “Additional VWAP Purchase”) at a purchase price equal to the lesser of 92.5% of (i) the closing sale price of the Common Stock on the applicable Additional VWAP Purchase Date and (ii) the VWAP during the Additional VWAP Purchase Period (as defined in the Purchase Agreement).

In no event shall the Company issue to Keystone under the Purchase Agreement more than the Exchange Cap, unless (i) the Company obtains the approval of the issuance of such shares by its stockholders in accordance with the applicable stock exchange rules or (ii) sales of Common Stock are made at a price equal to or in excess of the lower of (A) the closing price immediately preceding the delivery of the applicable notice to Keystone and (B) the average of the closing prices of the Common Stock for the five business days immediately preceding the delivery of such notice (in each case plus an incremental amount to take into account the Commitment Shares (as defined in the Purchase Agreement), such that the sales of such Common Stock to Keystone would not count toward the Exchange Cap because they are “at market” under applicable stock exchange rules. As noted above, on June 25, 2024 the Company obtained stockholder approval to issue to Keystone more than the Exchange Cap.

As consideration for Keystone’s irrevocable commitment to purchase shares of Common Stock pursuant to the Purchase Agreement, the Company issued 545,554 shares of Common Stock to Keystone (the “Initial Commitment Shares”). In addition, the Company has agreed to issue an additional $100,000 of shares of Common Stock to Keystone on the 90th calendar day following the Commencement Date, with the number of such shares determined based upon the VWAP Purchase Price as of such date (the “Back End Commitment Shares”).

Concurrent with the execution of the Purchase Agreement, the Company entered into a registration rights agreement with Keystone (the “Registration Rights Agreement”), pursuant to which the Company agreed to file a registration statement covering the resale of the Initial Commitment Shares, the Back End Commitment Shares, and the maximum number of shares issuable under the Purchase Agreement as may be permitted under applicable rules within 10 business days following the date of the Registration Rights Agreement. The Company agreed to use its commercially reasonable efforts to cause the registration statement to be declared effective within the earlier of 75 calendar days from the date of the Registration Rights Agreement if such registration statement is subject to review by the SEC and the 5th business day from the date the Company is notified by the SEC that such registration statement will not be reviewed.

Risks Relating to Our Business

An investment in our securities involves significant risks that include, without limitation, the following:

●       Constraints on us as a result of our indebtedness, including our ability to generate sufficient cash flows to repay our debt obligations;

●       Continued fluctuations in the prices for crude oil and natural gas and uncertainties in global crude markets caused in part by the war in Ukraine which could likely result in exploration and production companies cutting back their capital expenditures for oil and gas well drilling which in turn would result in significantly reduced demand            for our drilling completion services;

●       Competition for the services we provide in our areas of operations, which has increased significantly due to the recent increases in prices for crude oil and natural gas;

●       Weather and environmental conditions, including the potential of abnormally warm winters in our areas of operations that adversely impact demand for our completion services;

●       The impact of general economic conditions and supply chain shortages on the demand for oil and natural gas;

●       Our ability to attract and retain employees, especially in our critical heating season, given tight labor markets;

●       Developments in the global economy as well as any further pandemic risks and resulting demand and supply for oil and natural gas; and

●       Litigation, including the current class action lawsuit, which could lead us to incur significant liabilities and costs or harm our reputation.

The risk factors listed above do not address all of the risks that we face. Additional discussion of the risks and uncertainties summarized above, and other risks and uncertainties that we face, are set forth below under the heading “Risk Factors” contained in this prospectus and under similar headings in the documents that are incorporated by reference into this prospectus. These risks could materially affect our business, financial condition and results of operations and cause the trading price of our Common Stock to decline. You could lose part or all of your investment.

Company Information

Our executive (or corporate) offices are located at 14133 County Road 9 ½, Longmont, Colorado 80504. Our telephone number is (303) 333-3678. Our website is www.enservco.com. Information contained on or accessible through our website is not incorporated by reference in or otherwise a part of this prospectus.

We were originally incorporated as Aspen Exploration Corporation (“Aspen”) under the laws of the State of Delaware on February 28, 1980. On December 30, 2010, Aspen changed its name to “Enservco Corporation.”

We are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of our ordinary shares held by non-affiliates exceeds $250 million as of the prior June 30, or (2) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our ordinary shares held by non-affiliates exceeds $700 million as of the prior June 30.

THE OFFERING

Shares of Common Stock offered By the Selling Stockholder	Up to 35,000,000 shares of our Common Stock that have been or may be issued by us to Keystone pursuant to the Purchase Agreement, including the Commitment Shares.

Use of Proceeds

We will not receive any proceeds from the resale of the shares of Common Stock to be offered by the Selling Stockholder. However, we may receive gross proceeds of up to $10.0 million from the sale of our Common Stock to the Selling Stockholder under the Purchase Agreement. We intend to use any proceeds from any sales of shares of Common Stock to Keystone under the Purchase Agreement for working capital, strategic and general corporate purposes. See “Use of Proceeds” on page 14 for more information.

Plan of Distribution

The Selling Stockholder may sell or otherwise dispose of the shares of our Common Stock covered by this prospectus in a number of different ways and at a varying prices. For further information, see “Plan of Distribution” beginning on page 19.

Risk Factors

You should read the “Risk Factors” section of this prospectus and other information contained or incorporated by reference in this prospectus for a discussion of factors to consider carefully before deciding to invest in shares of our Common Stock.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before investing in our securities, you should consider carefully the risks and uncertainties discussed under “Risk Factors” in our latest annual report on Form 10-K, as supplemented and updated by subsequent quarterly reports on Form 10-Q and current reports on Form 8-K that we have filed or will file with the SEC, and in other documents which are incorporated by reference herein. You should carefully consider each of these risks, together with all other information set forth in this prospectus and incorporated by reference herein, including our consolidated financial statements and the related notes, before deciding to buy our securities. If any of these risks actually occur, our business, financial condition, results of operations or cash flow could be materially harmed. This could cause the trading price of our Common Stock to decline, resulting in a loss of all or part of your investment. The risks and uncertainties described in the documents referenced above are not the only ones that we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may become material and adversely affect our business.

Risks Related to the Keystone Equity Financing

It is not possible to predict the actual number of shares of our Common Stock, if any, we will sell under the Purchase Agreement, or the actual gross proceeds resulting from those sales or the dilution to you from those sales. Further, we may not have access to the full amount available under the Purchase Agreement.

Pursuant to the Purchase Agreement, Keystone shall purchase from us up to the lesser of (i) $10.0 million in shares of our Common Stock and (ii) 7,310,000, representing 19.99% of the total number of shares of Common Stock outstanding immediately prior to the execution of the Purchase Agreement (the “Exchange Cap”), upon the terms and subject to the conditions and limitations set forth in the Purchase Agreement (the “Keystone Commitment Amount”); provided, however, that such limitations will not apply if we obtain stockholder approval to issue additional shares of Common Stock. On June 25, 2024 the Company obtained stockholder approval to issue shares to Keystone in excess of the Exchange Cap. Accordingly, we have reserved 35,000,000 shares for issuance under the Purchase Agreement and resale pursuant to this prospectus. The shares of our Common Stock that may be issued under the Purchase Agreement may be sold by us to Keystone at our discretion from time to time from the Commencement Date until the earliest to occur of (i) the 36-month anniversary of the effective date of the registration statement of which this prospectus forms a part, (ii) the date on which Keystone has purchased the Keystone Commitment Amount pursuant to the Purchase Agreement, (iii) the date on which our Common Stock fails to be listed or quoted on NYSE American or any successor Eligible Market (as defined in the Purchase Agreement), and (iv) the date on which, pursuant to or within the meaning of any bankruptcy law, a custodian is appointed for us or for all or substantially all of our property, or we make a general assignment for the benefit of our creditors (each, a “Termination Event”).

We generally have the right to control the timing and amount of any sales of our Common Stock to Keystone under the Purchase Agreement. Sales of our Common Stock, if any, to Keystone under the Purchase Agreement will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to Keystone all, some or none of the Common Stock that may be available for us to sell to Keystone pursuant to the Purchase Agreement. Accordingly, we cannot guarantee that we will be able to sell all of the Keystone Commitment Amount or how much in proceeds we may obtain under the Purchase Agreement. If we cannot sell securities under the Keystone Equity Financing, we may be required to utilize more costly and time-consuming means of accessing the capital markets, which could have a material adverse effect on our liquidity and cash position.

Because the purchase price per share of Common Stock to be paid by Keystone for the Common Stock that we may elect to sell to Keystone under the Purchase Agreement, if any, will fluctuate based on the market prices of our Common Stock at the time we make such election, it is not possible for us to predict, as of the date of this prospectus and prior to any such sales, the number of shares of Common Stock that we will sell to Keystone under the Purchase Agreement, the purchase price per share that Keystone will pay for shares of Common Stock purchased from us under the Purchase Agreement, or the aggregate gross proceeds that we will receive from those purchases by Keystone under the Purchase Agreement.

We are registering 35,000,000 shares of our Common Stock under this prospectus, including 1,416,667 Commitment Shares that have been or will be issued to Keystone as consideration for its execution and delivery of the Purchase Agreement. As of June 25, 2024, there were 37,281,938 shares of Common Stock outstanding. If all of the 35,000,000 shares of our Common Stock offered for resale by the Selling Securityholder under this prospectus were issued and outstanding as of June 25, 2024, such shares would represent approximately 48.4% of total number of shares of our Common Stock outstanding.

The actual number of shares of our Common Stock Issuable will vary depending on the then current market price of shares of our Common Stock sold to the Selling Securityholder in this offering and the number of shares of our Common Stock we ultimately elect to sell to the Selling Securityholder under the Purchase Agreement. If it becomes necessary for us to issue and sell to Keystone under the Purchase Agreement more than the 35,000,000 shares of our Common Stock being registered for resale under this prospectus in order to receive aggregate gross proceeds equal to $10.0 million under the Purchase Agreement, we must file with the SEC one or more additional registration statements to register under the Securities Act the resale by Keystone of any such additional shares of our Common Stock we wish to sell from time to time under the Purchase Agreement, which the SEC must declare effective, in each case before we may elect to sell any additional shares of our Common Stock under the Purchase Agreement. Keystone is not obligated to buy any Common Stock under the Purchase Agreement if such shares, when aggregated with all other Common Stock then beneficially owned by Keystone and its affiliates (as calculated pursuant to Section 13(d) of the Securities Exchange Act, and Rule 13d-3 promulgated thereunder), would result in Keystone beneficially owning Common Stock in excess of 4.99% of the then-outstanding shares of Common Stock. Our inability to access a portion or the full amount available under the Purchase Agreement, in the absence of any other financing sources, could have a material adverse effect on our business or results of operation.

Keystone will pay less than the then-prevailing market price for our Common Stock, which could cause the price of our Common Stock to decline.

The purchase price of our Common Stock to be sold to Keystone under the Purchase Agreement is derived from the market price of our Common Stock on the NYSE American. Shares to be sold to Keystone pursuant to the Purchase Agreement will be purchased at a discounted price.

For example, we may effect sales to Keystone pursuant to a Fixed Purchase Notice (as defined below) at a purchase price equal to the lesser of 92.5% of (i) the daily VWAP (as defined below) of the Common Stock for the five trading days immediately preceding the applicable Fixed Purchase Date (as defined below) and (ii) the closing price of a share of Common Stock on the applicable Fixed Purchase Date during the full trading day on such applicable Purchase Date. See “Keystone Committed Equity Financing” for more information.

As a result of this pricing structure, Keystone may sell the shares they receive immediately after receipt of such shares, which could cause the price of our Common Stock to decrease.

Investors who buy shares of Common Stock from Keystone at different times will likely pay different prices.

Pursuant to the Purchase Agreement, we have discretion, to vary the timing, price and number of shares of Common Stock we sell to Keystone. If and when we elect to sell shares of Common Stock to Keystone pursuant to the Purchase Agreement, after Keystone has acquired such shares, Keystone may resell all, some or none of such shares at any time or from time to time in its sole discretion and at different prices. As a result, investors who purchase shares from Keystone in this offering at different times will likely pay different prices for those shares, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from Keystone in this offering as a result of future sales made by us to Keystone at prices lower than the prices such investors paid for their shares in this offering. In addition, if we sell a substantial number of shares to Keystone under the Purchase Agreement, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangements with Keystone may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales.

We are engaged in multiple transactions and offerings of our securities. Future resales and/or issuances of shares of Common Stock, including pursuant to this prospectus, or the perception that such sales may occur, may cause the market price of our shares to drop significantly.

On June 11, 2024, we entered into the Purchase Agreement, pursuant to which Keystone shall purchase from us up to an aggregate of $10.0 million in shares of Common Stock, upon the terms and subject to the conditions and limitations set forth in the Purchase Agreement. We have issued or will issue to Keystone up to 1,416,000 Commitment Shares as consideration for its execution and delivery of the Purchase Agreement.

The shares of our Common Stock that may be issued under the Purchase Agreement may be sold by us to Keystone at our discretion from time to time from the date of effectiveness of effectiveness of the registration statement of which this prospectus forms a part until the earliest to occur of (i) the 36-month anniversary of the effective date of the registration statement of which this prospectus forms a part, (ii) the date on which Keystone has purchased the Aggregate Limit pursuant to the Purchase Agreement, (iii) the date on which our Common Stock fails to be listed or quoted on NYSE American or any successor Eligible Market (as defined in the Purchase Agreement), and (iv) the date on which, pursuant to or within the meaning of any bankruptcy law, a custodian is appointed for us or for all or substantially all of our property, or we make a general assignment for the benefit of our creditors.

The purchase price for shares of our Common Stock that we may sell to Keystone under the Purchase Agreement will fluctuate based on the trading price of shares of our Common Stock. Depending on market liquidity at the time, sales of shares of our Common Stock may cause the trading price of shares of our Common Stock to decrease. We generally have the right to control the timing and amount of any future sales of shares of our Common Stock to Keystone. Additional sales of shares of our Common Stock, if any, to Keystone will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to Keystone all, some or none of the additional shares of our Common Stock that may be available for us to sell pursuant to the Purchase Agreement. If and when we do sell shares of our Common Stock to Keystone, after Keystone has acquired shares of our Common Stock, Keystone may resell all, some or none of such shares of our Common Stock at any time or from time to time in its discretion and at different prices. Therefore, sales to Keystone by us could result in substantial dilution to the interests of other holders of shares of our Common Stock. In addition, if we sell a substantial number of shares of our Common Stock to Keystone under the Purchase Agreement, or if investors expect that we will do so, the shares held by Keystone will represent a significant portion of our public float and may result in substantial decreases to the price of our Common Stock. The actual sales of shares of our Common Stock or the mere existence of our arrangement with Keystone may also make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales.

In addition to this prospectus, we intend to file a registration statement with the SEC for purposes of registering the resale from time to time of up to $1,250,000 in shares of Common Stock, which shares are issuable pursuant to the Buckshot Purchase Agreement.

In addition to any resales pursuant to such registration statements, subject to applicable transfer restrictions and the conditions to the availability of Rule 144 for former shell companies under Rule 144(i), shares of Common Stock held by these stockholders will be eligible for resale, potentially subject to, in the case of stockholders who are our affiliates, volume, manner of sale, and other limitations under Rule 144 promulgated under the Securities Act.

In addition, shares of our Common Stock issuable upon exercise or vesting of incentive awards under our incentive plans are, once issued, eligible for sale in the public market, subject to any lock-up agreements and, in some cases, limitations on volume and manner of sale applicable to affiliates under Rule 144. Furthermore, shares of our Common Stock reserved for future issuance under our incentive plan may become available for sale in future.

The market price of shares of our Common Stock could drop significantly if the holders of the shares of Common Stock described above sell them or are perceived by the market as intending to sell them. These factors could also make it more difficult for us to raise additional funds through future offerings of shares of our Common Stock or other securities.

We may use proceeds from sales of our Common Stock made pursuant to the Purchase Agreement in ways with which you may not agree or in ways which may not yield a significant return.

We will have broad discretion over the use of proceeds from sales of our Common Stock made pursuant to the Purchase Agreement, including for any of the purposes described in the section entitled “Use of Proceeds,” and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. Because of the number and variability of factors that will determine our use of the net proceeds, their ultimate use may vary substantially from their currently intended use. While we expect to use the net proceeds from this offering as set forth in “Use of Proceeds,” we are not obligated to do so. The failure by us to apply these funds effectively could harm our business, and the net proceeds may be used for corporate purposes that do not increase our operating results or enhance the value of our Common Stock.

KEYSTONE COMMITTED EQUITY FINANCING

Keystone Purchase Agreement

On June 11, 2024, the Company entered into a Purchase Agreement with Keystone, whereby the Company has the right, but not the obligation, to sell to Keystone, and Keystone is obligated to purchase, up to the lesser of $10.0 million of newly issued shares of the Company’s Common Stock and the Exchange Cap; provided, however, that such limitations will not apply if we obtain stockholder approval to issue additional shares of Common Stock.

Although the Purchase Agreement provides that we may sell up to an aggregate of $10.0 million of our shares of our Common Stock to Keystone, only 35,000,000 shares of our Common Stock are being registered for resale under the registration statement that includes this prospectus. If it becomes necessary for us to issue and sell to Keystone under the Purchase Agreement more shares than are being registered for resale under this prospectus in order to receive aggregate gross proceeds equal to $10.0 million under the Purchase Agreement, we must first file with the SEC one or more additional registration statements to register under the Securities Act the resale by Keystone of any such additional shares of our Common Stock we wish to sell from time to time under the Purchase Agreement, which the SEC must declare effective, in each case, before we may elect to sell any additional shares of our Common Stock to Keystone under the Purchase Agreement.

In no event shall the Company issue to Keystone under the Purchase Agreement more than 19.99% of the total number of shares of Common Stock outstanding immediately prior to the execution of the Purchase Agreement (the “Exchange Cap”), unless (i) the Company obtains the approval of the issuance of such shares by its stockholders in accordance with the applicable NYSE American rules or (ii) sales of Common Stock are made at a price equal to or in excess of the lower of (A) the closing price immediately preceding the delivery of the applicable notice to the Investor and (B) the average of the closing prices of the Common Stock on the NYSE American for the five business days immediately preceding the delivery of such notice (in each case plus an incremental amount to take into account the Commitment Shares), such that the sales of such Common Stock to Keystone would not count toward the Exchange Cap because they are “at market” under applicable NYSE American rules. On June 25, 2024 the Company obtained stockholder approval to issue shares to Keystone in excess of the Exchange Cap. In addition, Keystone is not obligated to buy any Common Stock under the Purchase Agreement if such shares, when aggregated with all other Common Stock then beneficially owned by Keystone and its respective affiliates (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 promulgated thereunder), would result in Keystone beneficially owning Common Stock in excess of 4.99% of the then-outstanding shares of Common Stock (the “Beneficial Ownership Limitation”).

Concurrent with the execution of the Purchase Agreement, the Company entered into a registration rights agreement with Keystone (the “Registration Rights Agreement”), pursuant to which the Company agreed to provide Keystone with customary registration rights related to the shares issued under the Registration Rights Agreement

Purchases of Shares

At any time from and after the Commencement Date, on any business day on which the closing sale price of the Common Stock is equal to or greater than $0.10 (the “Purchase Date”), the Company may direct Keystone to purchase a specified number of shares of Common Stock (a “Fixed Purchase”) not to exceed 100,000 shares at a purchase price equal to the lesser of 95% of (i) the daily volume weighted average price (the “VWAP”) of the price of the Common Stock on the NYSE American for the five trading days immediately preceding the applicable Purchase Date for such Fixed Purchase and (ii) the lowest sale price of an ordinary share on the applicable Purchase Date for such Fixed Purchase during the full trading day on the NYSE American on such applicable Purchase Date. Keystone’s commitment in any single Fixed Purchase may not exceed $50,000.

In addition, at any time from and after the Commencement Date, on any business day on which the closing sale price of the Common Stock is equal to or greater than $0.10 and such business day is also the Purchase Date for a Fixed Purchase of the maximum allowable amount of shares of Common Stock (the “VWAP Purchase Date”), the Company may also direct Keystone to purchase, on the immediately following business day, an additional number of shares of Common Stock in an amount up to the Maximum VWAP Purchase Amount (as defined below) at a purchase price equal to the lesser of 95% of (i) the closing sale price of the Common Stock on the applicable VWAP Purchase Date and (ii) the VWAP during the VWAP Purchase Date between the opening of trading and the purchase termination time. At any time from and after the Commencement Date, on any business day that is also the VWAP Purchase Date for a VWAP Purchase, the Company may also direct Keystone to purchase, on such same business day, an additional number of shares of Common Stock in an amount up to the maximum allowed (an “Additional VWAP Purchase”) at a purchase price equal to the lesser of 95% of (i) the closing sale price of the Common Stock on the applicable Additional VWAP Purchase Date and (ii) the VWAP during the measurement time on the Additional VWAP Purchase Date.

Commitment Shares and Fees

As consideration for its irrevocable commitment to purchase our Common Stock under the Purchase Agreement, we have issued to Keystone 545,554 shares of Common Stock as Initial Commitment Shares in accordance with the Purchase Agreement. In addition, we have agreed to issue an additional $100,000 in shares of Common Stock to Keystone on the 90th calendar day following the Commencement Date, with the number of such shares determined based upon the VWAP Purchase Price as of such date (the “Back End Commitment Shares”).

We have also paid to Keystone $25,000 in cash as reimbursement for the reasonable, out-of-pocket expenses incurred by Keystone, including the legal fees and disbursements of Keystone’s legal counsel, in connection with its due diligence investigation of our company and in connection with the preparation, negotiation and execution of the Purchase Agreement.

Conditions Precedent to Commencement

Our right to commence delivering Purchase Notices under the Purchase Agreement and Keystone’s obligation to accept such Purchase Notices, are subject to the initial satisfaction, at the Commencement Date, of the conditions precedent thereto set forth in the Purchase Agreement, which conditions include, among others, the following:

●	the accuracy in all material respects of our representations and warranties included in the Purchase Agreement;
●

us having performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Purchase Agreement and the Registration Rights Agreement to be performed, satisfied or complied with by us;

●	the absence of any material misstatement or omission in the registration statement that includes this prospectus;
●

this prospectus, in final form, and all reports, schedules, registrations, forms, statements, information and other documents required to have been filed by us with the SEC pursuant to the reporting requirements of the Exchange Act having been so filed;

●

the Common Stock not having been suspended by the SEC, NYSE American or FINRA and there not having been imposed any suspension of, or restriction on, accepting additional deposits of Common Stock by The Depository Trust Company;

●

no condition, occurrence, state of facts or event constituting a Material Adverse Effect (as defined in the Purchase Agreement) shall have occurred and be continuing, including issuance of an injunction or commencement of legal proceedings;

●	customary compliance with laws and bankruptcy-related conditions; and
●	the receipt by Keystone of customary legal opinions, as required under the Purchase Agreement.

Termination of the Purchase Agreement

Unless earlier terminated as provided in the Purchase Agreement, the Purchase Agreement will terminate automatically on the earliest to occur of:

●	the 36-month anniversary of the effective date of the registration statement of which this prospectus forms a part;
●	the date on which Keystone has purchased the Aggregate Limit (as defined in the Purchase Agreement) pursuant to the Purchase Agreement;
●	the date on which our Common Stock fails to be listed or quoted on the NYSE American or any Eligible Market; and
●

the 30th trading day following the date on which, pursuant to or within the meaning of any bankruptcy law, we commence a voluntary case or any person commences a proceeding against us, a custodian is appointed for us or for all or substantially all of our property, or we make a general assignment for the benefit of our creditors.

We have the right to terminate the Purchase Agreement at any time after the Commencement Date, at no cost or penalty, upon one trading days’ prior written notice to Keystone, provided that we shall have issued all Commitment Shares to Keystone prior to such termination. We and Keystone may also terminate the Purchase Agreement at any time by mutual written consent. Keystone also has the right to terminate the Purchase Agreement upon 10 trading days’ prior written notice to us, but only upon the occurrence of certain customary events as listed in the Purchase Agreement. No termination of the Purchase Agreement by us or by Keystone will become effective prior to the first trading day immediately following the date on which any pending Purchase has been fully settled in accordance with the terms and conditions of the Purchase Agreement, and will not affect any of our respective rights and obligations under the Purchase Agreement with respect to any pending Purchase, and both we and Keystone have agreed to complete our respective obligations with respect to any such pending Purchase under the Purchase Agreement.

Prohibition of “Dilutive Issuances” During Pending Purchases

Subject to certain exceptions, during any Reference Period (as defined in the Purchase Agreement) with respect to a Purchase, we are limited in our ability to issue any Common Stock, or any securities convertible into Common Stock, at an effective price per share of Common Stock less than the applicable Purchase Price to be sold to Keystone in the applicable Purchase to which such Reference Period relates.

No Short-Selling or Hedging

The Selling Securityholder has agreed that neither it nor any entity managed or controlled by it, will engage in, directly or indirectly, any (i) “short sale” (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of the Common Stock or (ii) hedging transaction, which, with respect to items (i) and (ii), establishes a net short position with respect to the Common Stock, during the term of the applicable Purchase Agreement.

Effect of Sales of our Common Stock under the Purchase Agreements on our Stockholders

The Common Stock being registered for resale in this offering may be issued and sold by us to the Selling Securityholder from time to time at our discretion, during the terms described above. The resale by the Selling Securityholder of a significant quantity of shares registered for resale in this offering at any given time, or the perception that these sales may occur, could cause the market price of our Common Stock to decline and to be highly volatile. Sales of our Common Stock, if any, to Keystone under the Purchase Agreement will be determined by us in our sole discretion, subject to the satisfaction of certain conditions in the Purchase Agreement, and will depend upon market conditions and other factors. We may ultimately decide to sell to Keystone all, some or none of the Common Stock that may be available for us to sell to Keystone pursuant to the Purchase Agreement. If we elect to sell Common Stock to Keystone pursuant to the Purchase Agreement, after Keystone has acquired such shares, Keystone may resell all, some or none of such Common Stock at any time or from time to time in its discretion and at different prices. As a result, investors who purchase Common Stock from Keystone in this offering at different times will likely pay different prices for those shares of Common Stock, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. See “Risk Factors—Risks Related to the Committed Equity Financings—Investors who buy shares of Common Stock from Keystone at different times will likely pay different prices.”

Investors may experience a decline in the value of the Common Stock they purchase from Keystone in this offering as a result of future sales made by us to Keystone at prices lower than the prices such investors paid for their shares in this offering. In addition, if we sell a substantial number of shares of Common Stock to Keystone under the Keystone Purchase Agreement, or if investors expect that we will do so, the actual sales of Common Stock or the mere existence of our arrangement with Keystone may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales.

Because the purchase price per share to be paid by Keystone for the Common Stock that we may elect to sell to Keystone under the Purchase Agreement, if any, will fluctuate based on the market prices of our Common Stock at the time we make such election, as of the date of this prospectus, it is not possible for us to predict the number of shares of Common Stock that we will sell to Keystone under the Purchase Agreement, the actual purchase price per share to be paid by Keystone for those shares of Common Stock, or the actual gross proceeds to be raised by us from those sales, if any. As of June 25, 2024, there were 37,281,938 shares of Common Stock outstanding. If all of the 35,000,000 shares of our Common Stock offered for resale by the Selling Securityholders under this prospectus were issued and outstanding as of June 25, 2024, such shares would represent approximately 48.4% of total number of shares of our Common Stock outstanding. The actual number of shares of our Common Stock issuable will vary depending on the then current market price of shares of our Common Stock sold to the Selling Securityholder in this offering.

The number of shares of Common Stock ultimately offered for sale by the Selling Securityholder for resale under this prospectus is dependent upon the number of shares of Common Stock, if any, we ultimately sell to Keystone under the Purchase Agreement. Further, if and when we elect to sell shares of Common Stock to Keystone pursuant to the Purchase Agreement, after Keystone has acquired such shares, Keystone may resell all, some or none of such shares of Common Stock at any time or from time to time in its discretion and at different prices.

The issuance of our shares of Common Stock to the Selling Securityholder pursuant to the Purchase Agreement will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted. Although the number of shares of Common Stock that our existing stockholders own will not decrease, the shares of Common Stock owned by our existing stockholders will represent a smaller percentage of our total outstanding shares of Common Stock after any such issuance.

Although the Purchase Agreement provides that we may sell up to an aggregate of $10.0 million of shares of our Common Stock to Keystone, only 35,000,000 shares are being registered for resale under the registration statement that includes this prospectus. If it becomes necessary for us to issue and sell more shares than are being registered for resale under this prospectus in order to receive aggregate gross proceeds equal to $10.0 million under the Purchase Agreement, we must first file with the SEC one or more additional registration statements to register under the Securities Act the resale by Keystone of any such additional shares of our Common Stock we wish to sell from time to time under the Purchase Agreement, which the SEC must declare effective, in each case, before we may elect to sell any additional shares of our Common Stock to Keystone under the Purchase Agreement.

The following table sets forth the number of shares of Common Stock to be issued to Keystone under the Purchase Agreement registered hereunder at varying purchase prices:

Assumed Average Purchase Price Per Share	Number of Registered Shares to be Issued if Full Purchase(1)	Percentage of Outstanding Shares After Giving Effect to the Issuance to Keystone(2)	Gross Proceeds from the Sale of Shares to Keystone Under the Purchase Agreement
$0.10	35,000,000	47.8%	$3,500.000
$0.215(3)	35,000,000	47.8%	$7,000,000
$0.30	33,333,333	46.6%	$10,000,000
$0.450	22,222,222	36.8%	$10,000,000
$0.60	16,666,667	30.4%	$10,000,000

Notes to table:

(1) The purchase prices assume a discount to the market prices of our shares, in accordance with the Purchase Agreement.

(2) The denominator is based on 37,281,938 shares outstanding as of June 25, 2024, adjusted to include the issuance of (i) 871,113 Commitment Shares to Keystone as consideration for its commitment to purchase shares of our Common Stock under the Purchase Agreement and (ii) the number of shares set forth in the adjacent column that we would have sold to Keystone, assuming the average purchase price in the first column. The numerator is based on the number of shares issuable pursuant to future sales under the Purchase Agreement (that are the subject of this offering) at the corresponding assumed average purchase price set forth in the first column.

(3) The closing sale price of our Common Stock on June 27, 2024.

USE OF PROCEEDS

All of the shares of our Common Stock offered by Keystone will be solely for Keystone’s account. We will not receive any of the proceeds from these sales. In addition, we will not receive any proceeds from the issuance or sale of the Commitment Shares. We may receive up to $10.0 million in aggregate gross proceeds from Keystone under the Purchase Agreement in connection with sales of our shares of our Common Stock to Keystone pursuant to the Purchase Agreement after the date of this prospectus. However, the actual proceeds may be less than this amount depending on the number of share of our shares of our Common Stock sold and the price at which the shares of our Common Stock are sold.

We intend to use any net proceeds from any sales of shares of our Common Stock to Keystone under the Purchase Agreement for working capital, strategic and other general corporate purposes, including to fund a portion of the Buckshot acquisition. We cannot predict whether the net proceeds invested will yield a favorable return. We will have broad discretion in the way we use these proceeds. See “Risk Factors—Risks Related to the Keystone Equity Financing—We may use proceeds from sales of our Common Stock made pursuant to the Purchase Agreement in ways with which you may not agree or in ways which may not yield a significant return.”

The Selling Stockholder will pay any underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses incurred by such Selling Stockholder in disposing of its shares of Common Stock, and we will bear all other costs, fees and expenses incurred in effecting the registration of such securities covered by this prospectus, including, without limitation, all registration and filing fees, NYSE American listing fees and fees and expenses of our counsel and our independent registered public accountants.

DETERMINATION OF OFFERING PRICE

We cannot currently determine the price or prices at which the shares of our Common Stock may be sold by the Selling Stockholder under this prospectus. Our Common Stock is listed on NYSE American under the symbol “ENSV.”

DIVIDEND POLICY

We have not paid cash dividends on our Common Stock, and we do not anticipate that we will declare or pay dividends on our Common Stock in the foreseeable future. Payment of dividends, if any, is within the sole discretion of our Board of Directors and will depend, among other factors, upon our earnings, capital requirements and our operating and financial condition. To the extent the Company has any earnings, it will likely retain earnings to pay down debt, or expand corporate operations and not use such earnings to pay dividends.

DESCRIPTION OF CAPITAL STOCK

General

The following description summarizes certain important terms of our capital stock. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description of the matters set forth in this section entitled “Description of Capital Stock,” you should refer to our amended and restated certificate of incorporation (the “Certificate of Incorporation”), and our amended and restated bylaws (the “Bylaws”), and to the applicable provisions of Delaware law. Our authorized capital stock consists of 110,000,000 shares of capital stock, $0.005 par value per share, of which 100,000,000 shares are designated as Common Stock; and 10,000,000 shares are designated as preferred stock. No shares of preferred stock are presently designated or outstanding.

Common Stock

Dividend Rights

Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of Common Stock are entitled to receive dividends out of funds legally available if our Board of Directors, in its discretion, determines to issue dividends and then only at the times and in the amounts that our Board of Directors may determine.

Voting Rights

Holders of our Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. We have not provided for cumulative voting for the election of directors in the Certificate of Incorporation. Each successor elected to replace a director whose term of office expires at an annual meeting will serve for a term of one year ending on the date of the next annual meeting of stockholders and until his or her respective successor has been duly elected and qualified. The directors are subject to election by a majority of the votes cast at each annual meeting of stockholders. In the event that the number of nominees for director exceeds the number of directors to be elected, directors shall be elected by a plurality of the votes cast.

No Preemptive or Similar Rights

Our Common Stock is not entitled to preemptive rights, and is not subject to conversion, redemption or sinking fund provisions.

Right to Receive Liquidation Distributions

If we become subject to a liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of Common Stock and any participating preferred stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

Fully Paid and Non-Assessable

All of the outstanding shares of Common Stock are fully paid and non-assessable and the shares offered hereby will be, upon issuance, fully paid and non-assessable.

Preferred Stock

Our Board of Directors is authorized, subject to limitations prescribed by Delaware law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series and to fix the designation, powers, preferences and rights of the shares of each series and any of its qualifications, limitations or restrictions, in each case without further vote or action by our stockholders. Our Board of Directors can also increase or decrease the number of shares of any series of preferred stock, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders. Our Board of Directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of Common Stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of us and might adversely affect the market price of Common Stock and the voting and other rights of the holders of Common Stock. We have no current plan to issue any shares of preferred stock. We have no shares of preferred stock issued or outstanding.

Anti-Takeover Provisions

The provisions of Delaware law, our Certificate of Incorporation and our Bylaws, which are summarized below, may have the effect of delaying, deferring or discouraging another person from acquiring control of our company. They are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our Board of Directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Board of Directors Vacancies. Our Certificate of Incorporation and our Bylaws authorize only our Board of Directors to fill vacant directorships, including newly created seats. In addition, the number of directors constituting our Board of Directors will be permitted to be set only as provided in, or in the manner provided by the Bylaws. The Certificate of Incorporation provides that the number of directors will be no fewer than three and no more than nine, as determined by resolution of our Board of Directors from time to time. These provisions would prevent a stockholder from increasing the size of our Board of Directors and then gaining control of our Board of Directors by filling the resulting vacancies with its own nominees. This will make it more difficult to change the composition of our Board of Directors and will promote continuity of management.

Special Meeting of Stockholders. Our Certificate of Incorporation provides that special meetings of our stockholders may be called by our Board of Directors, our President or by our President or upon request to do so by holders of at least 10% of our outstanding shares entitled to vote at the meeting. Stockholders requesting such action must also provide all of the information that would be required to be included in a proxy statement under Section 14(a) of the Exchange Act.

Advance Notice Requirements for Director Nominations. Our Bylaws provide advance notice procedures for stockholders seeking to nominate candidates for election as directors at our annual meeting of stockholders. Our Bylaws also specify certain requirements regarding the form and content of a stockholder’s notice of such nominations. These provisions might preclude our stockholders from making nominations for directors at our annual meeting of stockholders if the proper procedures are not followed. We expect that these provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Company.

No Cumulative Voting. Our Certificate of Incorporation does not permit stockholders to cumulate their votes in the election of directors. Accordingly, the holders of a majority of the outstanding shares of our Common Stock entitled to vote in any election of directors can elect all of the directors standing for election, if they choose.

Amendment of Certificate of Incorporation Provisions. Any amendment of the above provisions in our Certificate of Incorporation requires approval by holders of at least a majority of the voting power of our then outstanding capital stock except for Article VII governing director liability and indemnification which requires the affirmative vote of two-thirds of our outstanding stock entitled to vote thereon.

Issuance of Undesignated Preferred Stock. Our Board of Directors has the authority, without further action by our stockholders, to issue up to 10,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by our Board of Directors. The existence of authorized but unissued shares of preferred stock would enable our Board of Directors to render more difficult or to discourage an attempt to obtain control of our Company by means of a merger, tender offer, proxy contest or other means.

Delaware Anti-Takeover Statute. We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

●	prior to the date of the transaction, our Board of Directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
●

upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●

at or subsequent to the date of the transaction, the business combination is approved by our Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our Board of Directors does not approve in advance. We also anticipate that Section 203 may discourage attempts that might result in a premium over the market price for the shares of Common Stock held by stockholders.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Computershare, Inc., 6200 S. Quebec Street, Suite 300, Greenwood Village, CO 80111. Its telephone number is (303) 262-0600.

SELLING STOCKHOLDER

This prospectus relates to the possible resale from time to time by Keystone of any or all of the shares of Common Stock that may be issued by us to Keystone under the Purchase Agreement. For additional information regarding the issuance of Common Stock covered by this prospectus, see the section titled “Keystone Committed Equity Financing” above. We are registering the shares of Common Stock pursuant to the provisions of the Registration Rights Agreement we entered into with Keystone on June 11, 2024 in order to permit the Selling Stockholder to offer the shares for resale from time to time. Except for the transactions contemplated by the Purchase Agreement and the Registration Rights Agreement, Keystone has not had any material relationship with us within the past three years. As used in this prospectus, the term “Selling Stockholder” means Keystone Capital Partners, LLC.

The table below presents information regarding the Selling Stockholder and the shares of Common Stock that it may offer from time to time under this prospectus. This table is prepared based on information supplied to us by the Selling Stockholder, and reflects holdings as of June 25, 2024. The number of shares in the column “Maximum Number of Shares of Common Stock to be Offered Pursuant to this Prospectus” represents all of the shares of Common Stock that the Selling Stockholder may offer under this prospectus. The Selling Stockholder may sell some, all or none of its shares in this offering. We do not know how long the Selling Stockholder will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the Selling Stockholder regarding the sale of any of the shares.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act, and includes shares of Common Stock with respect to which the Selling Stockholder has voting and investment power. The percentage of shares of Common Stock beneficially owned by the Selling Stockholder prior to the offering shown in the table below is based on an aggregate of 37,281,938 shares of our Common Stock outstanding on June 25, 2024. Because the purchase price of the shares of Common Stock issuable under the Purchase Agreement is determined on each Fixed Purchase Date, with respect to a Fixed Purchase, on the applicable VWAP Purchase Date, with respect to a VWAP Purchase, and on the applicable Additional VWAP Purchase Date, with respect to an Additional VWAP Purchase, the number of shares that may actually be sold by the Company to Keystone under the Purchase Agreement may be fewer than the number of shares being offered by this prospectus. The fourth column assumes the sale of all of the shares offered by the Selling Stockholder pursuant to this prospectus.

Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering		Maximum Number of Shares of Common Stock to be Offered Pursuant to this Prospectus	Number of Shares of Common Stock Owned After Offering
	Number(1)	Percent(2)		Number(3)	Percent(2)
Keystone Capital Partners, LLC(4)	545,554	*	35,000,000	0	--

* Represents beneficial ownership of less than 1% of our outstanding Common Stock.

(1) This number represents the 545,554 shares of Common Stock we issued to Keystone Capital Partners as Initial Commitment Shares in consideration for entering into the Purchase Agreement. In accordance with Rule 13d-3(d) under the Exchange Act, we have excluded from the number of shares beneficially owned prior to the offering all of the shares that Keystone Capital may be required to purchase under the Purchase Agreement, because the issuance of such shares is solely at our discretion and is subject to conditions contained in the Purchase Agreement, the satisfaction of which are entirely outside of Keystone Capital’s control, including the registration statement that includes this prospectus becoming and remaining effective. Furthermore, the Fixed Purchases, VWAP Purchase, or Additional VWAP Purchase, as applicable, of Common Stock are subject to certain agreed upon maximum amount limitations set forth in the Purchase Agreement. Also, the Purchase Agreement prohibits us from issuing and selling any shares of our Common Stock to Keystone Capital to the extent such shares, when aggregated with all other shares of our Common Stock then beneficially owned by Keystone Capital, would cause Keystone Capital’s beneficial ownership of our Common Stock to exceed the 4.99% Beneficial Ownership Cap.

(2) Applicable percentage ownership is based on 37,281,938 shares of our Common Stock outstanding as of June 25, 2024.

(3) Assumes the sale of all shares being offered pursuant to this prospectus.

(4) The business address of Keystone Capital Partners, LLC is 139 Fulton Street, Suite 412, New York, NY 10038. Keystone Capital Partners, LLC’s principal business is that of a private investor. Ranz Group, LLC, a Delaware limited liability company, is the managing member of Keystone Capital Partners, LLC and the beneficial owner of 97% of the membership interests in Keystone Capital Partners, LLC. Fredric G. Zaino is the managing member of Ranz Group, LLC and has sole voting control and investment discretion over securities beneficially owned directly by Keystone Capital, LLC and indirectly by Ranz Group, LLC. We have been advised that none of Mr. Zaino, Ranz Group, LLC or Keystone Capital Partners, LLC is a member of the Financial Industry Regulatory Authority, or FINRA, or an independent broker-dealer, or an affiliate or associated person of a FINRA member or independent broker-dealer. The foregoing should not be construed in and of itself as an admission by Mr. Zaino as to beneficial ownership of the securities beneficially owned directly by Keystone Capital Partners, LLC and indirectly by Ranz Group, LLC.

PLAN OF DISTRIBUTION

The shares of Common Stock offered by this prospectus are being offered by the Selling Stockholder, Keystone Capital Partners, LLC. The shares may be sold or distributed from time to time by the Selling Stockholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of our Common Stock offered by this prospectus could be effected in one or more of the following methods:

●	ordinary brokers’ transactions;
●	transactions involving cross or block trades;
●	through brokers, dealers, or underwriters who may act solely as agents;
●	“at the market” into an existing market for our Common Stock;
●	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;
●	in privately negotiated transactions; or
●	any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

Keystone Capital Partners, LLC is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

Keystone has informed us that it intends to use one or more registered broker-dealers to effectuate all sales, if any, of our Common Stock that it has acquired and may in the future acquire from us pursuant to the Purchase Agreement. Such sales will be made at prices and at terms then prevailing or at prices related to the then current market price. Each such registered broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. Keystone has informed us that each such broker-dealer will receive commissions from Keystone that will not exceed customary brokerage commissions.

Brokers, dealers, underwriters or agents participating in the distribution of our Common Stock offered by this prospectus may receive compensation in the form of commissions, discounts, or concessions from the purchasers, for whom the broker-dealers may act as agent, of the shares sold by the Selling Stockholder through this prospectus. The compensation paid to any such particular broker-dealer by any such purchasers of our Common Stock sold by the Selling Stockholder may be less than or in excess of customary commissions. Neither we nor the Selling Stockholder can presently estimate the amount of compensation that any agent will receive from any purchasers of our Common Stock sold by the Selling Stockholder.

We know of no existing arrangements between the Selling Stockholder or any other shareholder, broker, dealer, underwriter or agent relating to the sale or distribution of our Common Stock offered by this prospectus.

We may from time to time file with the SEC one or more supplements to this prospectus or amendments to the registration statement of which this prospectus forms a part to amend, supplement or update information contained in this prospectus, including, if and when required under the Securities Act, to disclose certain information relating to a particular sale of shares offered by this prospectus by the Selling Stockholder, including the names of any brokers, dealers, underwriters or agents participating in the distribution of such shares by the selling shareholder, any compensation paid by the selling shareholder to any such brokers, dealers, underwriters or agents, and any other required information.

We will pay the expenses incident to the registration under the Securities Act of the offer and sale of our Common Stock covered by this prospectus by the Selling Stockholder. As consideration for its irrevocable commitment to purchase our Common Stock under the Purchase Agreement, we have issued to Keystone 545,554 shares of Common Stock as Initial Commitment Shares in accordance with the Purchase Agreement. In addition, the Company has agreed to issue an additional $100,000 of shares of Common Stock to Keystone on the 90th calendar day following the Commencement Date, with the number of such shares determined based upon the VWAP Purchase Price as of such date (the “Back End Commitment Shares”). We have also paid to Keystone $25,000 in cash as reimbursement for the reasonable, out-of-pocket expenses incurred by Keystone, including the legal fees and disbursements of Keystone’s legal counsel, in connection with its due diligence investigation of the Company and in connection with the preparation, negotiation and execution of the Purchase Agreement.

We also have agreed to indemnify Keystone and certain other persons against certain liabilities in connection with the offering of our Common Stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Keystone has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by Keystone specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

We estimate that the total expenses for the offering will be approximately $100,000.

Keystone has represented to us that at no time prior to the date of the Purchase Agreement has Keystone or its agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our Common Stock or any hedging transaction, which establishes a net short position with respect to our Common Stock. Keystone has agreed that during the term of the Purchase Agreement, neither Keystone, nor any of its agents, representatives or affiliates will enter into or effect, directly or indirectly, any of the foregoing transactions.

We have advised the Selling Stockholder that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the Selling Stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

This offering will terminate on the date that all of our Common Stock offered by this prospectus have been sold by the Selling Stockholder.

Our Common Stock is currently listed on the NYSE American under the symbol “ENSV”.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Maslon LLP, Minneapolis, Minnesota.

EXPERTS

The financial statements of Buckshot Trucking LLC as of December 31, 2023 and 2022 and for each of the two years in the period ended December 31, 2023, incorporated in this prospectus by reference to the Current Report on Form 8-K/A filed June 28, 2024 have been audited by Pannell Kerr Forster of Texas, P.C., independent registered public accountants, as set forth in their report therein. Such financial statements are incorporated herein by reference in reliance upon such report and upon the authority of such firm as experts in auditing and accounting.

The consolidated financial statement of Enservco Corporation as of December 31, 2023 and 2022 and for each of the two years in the period ended December 31, 2023, incorporated by reference in this prospectus have been audited by Pannell Kerr Forster of Texas, P.C., independent registered public accountants, as set forth in their report included in our Annual Report on Form 10-K for the year ended December 31, 2023. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of said firm as experts in auditing and accounting.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus. We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC:

●

our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on March 29, 2024, as amended by our Amendment No. 1 to our Annual Report on Form 10-K/A filed with the SEC on May 23, 2024;

●	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2024 filed with the SEC on May 15, 2024;
●	our Current Reports on Form 8-K filed with the SEC on March 13, March 25 (as amended by Amendment No. 1 filed on June 28, 2024), April 4, May 3, May 17, June 13, and June 26, 2024.
●

the description of our Common Stock contained in our Registration Statement on Form 8-A filed with the SEC on March 5, 2014, as updated by Exhibit 4.1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, and including any amendments or reports filed with the SEC for the purpose of updating such description.

Additionally, all documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after (i) the date of the initial filing of the registration statement and prior to effectiveness of the registration statement, and (ii) the date of this prospectus and before the termination or completion of any offering hereunder, shall be deemed to be incorporated by reference into this prospectus from the respective dates of filing of such documents, except that we do not incorporate any document or portion of a document that is “furnished” to the SEC, but not deemed “filed.”

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus, including exhibits to these documents. You should direct any requests for documents to Enservco Corporation, Attention: Corporate Secretary; 14133 County Rd 9 1/2, Longmont, Colorado, 80504.

You also may access these filings on our website at www. enservco.com. We do not incorporate the information on our website into this prospectus or any supplement to this prospectus and you should not consider any information on, or that can be accessed through, our website as part of this prospectus or any supplement to this prospectus (other than those filings with the SEC that we specifically incorporate by reference into this prospectus or any supplement to this prospectus).

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus modifies, supersedes or replaces such statement.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at www.enservco.com. Information accessible on or through our website is not a part of this prospectus.

This prospectus is part of a registration statement that we filed with the SEC and does not contain all of the information in the registration statement or the exhibits and schedules to the registration statement. For further information about us and our Common Stock, please refer to the registration statement, the documents incorporated by reference into the registration statement and the exhibits and schedules to the registration statement. Statements contained in this prospectus or in documents incorporated by reference into this prospectus as to the contents of any contract or any other document referred to are not necessarily complete. If a contract or other document has been filed as an exhibit to the registration statement, please see the copy of the contract or other document that has been filed. Each statement in this prospectus relating to a contract or other document filed as an exhibit is qualified in all respects by the filed exhibit.

Up to 35,000,000 Shares of Common Stock

PROSPECTUS

July 12, 2024